Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Stacie D. Byars
Director, Investor Relations
425-638-4048
StacieByars@Captaris.com

Captaris to Correct Error in Stock Compensation Expense for the First

Three Quarters of 2003

— Reported revenue and cash flow are unaffected —

Bellevue, WA — January 30, 2004 — Captaris, Inc. (NASDAQ: CAPA), today announced that as a result of a computational error in the calculation of stock compensation expense for options subject to variable accounting in each of the first three quarters of 2003, the company will restate its financial statements for the periods ended March 31, June 30 and September 30, 2003. The error was identified by Company management while reviewing the unaudited financial results for the fourth quarter.

The restatement involves a non-cash charge, which reflects the impact of the calculation error, and does not affect the company’s previously reported revenues or cash flows. The effect of the restatement reduces net income for: the first quarter of 2003 by $88,000, having no effect on reported earnings per share; the second quarter of 2003 by $32,000, having no effect on reported earnings per share; and the third quarter of 2003 by $485,000, decreasing reported earnings per diluted share by $0.01, from $0.20 to $0.19. For the nine-month period ended September 30, 2003, the restatement reduces net income by approximately $605,000, from $6.3 million to $5.7 million and reduces reported diluted earnings per share from $0.20 to $0.18. The detailed effect of the restatement follows in Appendix A.

The option exchange program implemented in 2001, which gives rise to the stock compensation expense, resulted in variable accounting treatment for a total of 1,993,250 stock options, representing new options granted in the exchange as well as all employee options modified during the year. Variable accounting treatment results in non-cash charges or credits depending on the relationship between the exercise price of the options and the market price of the company’s common stock.

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The company intends to promptly file with the Securities and Exchange Commission amended quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

The company will host its regularly scheduled conference call on Thursday, February 5, 2004, at 1:45 pm PT / 4:45 pm ET to discuss its results of operations and financial condition. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.Captaris.com. The dial-in number is 800-218-9073 and no access code is required. The company will also provide a replay of the conference call at 800.405.2236, confirmation number 568248# until February 12, at 11:59 pm PT.

About Captaris, Inc.

Captaris is a leading provider of business information delivery solutions that integrate, process and automate the flow of messages, data and documents. Captaris produces a suite of proven products and services, in partnership with leading enterprise technology companies, delivered through a global distribution network. Captaris has installed over 80,000 systems worldwide, with 93 of the Fortune 100 using the company’s award-winning products and services to reduce costs and increase the performance of critical business information investments.

Captaris is headquartered in Bellevue, WA, and has main offices in Tucson, AZ, Portland, OR, Calgary, Canada and European headquarters in Nieuwegein, Netherlands. In addition, Captaris has sales and support offices in Switzerland, the United Kingdom, Germany, Hong Kong, Australia, and Dubai. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Captaris products RightFax, Teamplate and Infinite are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

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CAPTARIS, INC.

APPENDIX A – DETAILED EFFECTS OF RESTATEMENT

A summary of the significant effects of the restatement:

	3 Months Ended 3/31/2003		3 Months Ended 6/30/2003		3 Months Ended 9/30/2003 *		9 Months Ended 9/30/2003 *
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Stock compensation expense	$482	$624	$622	$673	$454	$1,057	$1,267	$2,055
Income tax expense (benefit)	(480)	(534)	399	380	334	105	(351)	(650)
Income (loss) from discontinued operations, net of income tax *	—	—	—	—	(37)	(148)	886	770
Net income (loss)	$(890)	$(978)	$740	$708	$6,406	$5,921	$6,256	$5,651
Diluted net income (loss) per common share	$(0.03)	$(0.03)	$0.02	$0.02	$0.20	$0.19	$0.20	$0.18

*	The Company sold its MediaLinq division in September 2003. As such, the MediaLinq division was reclassified to discontinued operations in the three and nine-months ended September 30, 2003. Results prior to the third quarter 2003 have not been reclassified. Amounts exclude gain on sale of MediaLinq.